CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of ESC Medical Systems Ltd. Form S-8 of our reports dated March 30, 2000, appearing in the Annual Report on Form 10-K of ESC Medical Systems Ltd. for the year ended December 31, 1999.




Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
June 30, 2000